Exhibit 10.39

AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into as of August 21, 2003, between Therma-Wave, Inc., a Delaware corporation (the "Company"), and Boris Lipkin ("Executive") and amends that Employment Agreement, entered into as of February 5, 2003, between the Company and Executive (the "Original Agreement"). All terms used herein but not defined herein shall have the meanings given them in the Original Agreement.

WHEREAS, the Company's Board of Directors wishes to amend the Original Agreement to reward Executive for work well done as the Company's President and Chief Executive Officer.

THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    Amendment to Section 4. The following sentence shall be added to the end of Section 4: "Notwithstanding anything in the option agreements, the vesting of all of Executive's options (whether granted on the date of this Agreement or a future date) shall be accelerated and the options shall become immediately exercisable upon a Change of Control (as defined below)."

    Amendments to Section 5.

      Section 5(b) and shall be amended and restated as follows:

      "(b) If the Employment Period is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive the Base Salary, the Automobile Allowance and those certain benefits to which Executive shall be entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 upon Executive's timely submission of an appropriate application to the applicable insurance carrier and such insurance carrier's acceptance of such application (the "COBRA Benefits") to be paid for by the Company (collectively, the "Severance Payment"), in each case until the date which is six (6) months after the date of such termination (the "Severance Period"); provided that the portion of the Bonus that Executive would have been entitled to receive for the fiscal year in which the Severance Period terminates shall be reduced proportionately by the ratio of the number of days of such fiscal year not included in the Severance Period to the total number of days in such fiscal year. If the Employment Period is terminated by the Company without Cause or by Executive for Good Reason at any time within 12 months following a Change of Control (as defined below), Executive shall be entitled to receive the Severance Payment until the date which is 12 months after the date of such termination (the "Change of Control Severance Period"); provided, however, that Executive shall not be entitled to receive any portion of his Bonus for the fiscal year in which the Change of Control Severance Period terminates. The Severance Payment will be payable at such times as such payments would have been payable had Executive not been terminated. Notwithstanding this provision, Executive shall be entitled to receive the COBRA Benefits following the Severance Period or the Change of Control Severance Period for the maximum time allowed under applicable law to the extent Executive pays for such COBRA Benefits. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to pay any part or all of the Severance Payment if at any time during the Severance Period or the Change of Control Severance Period Executive is in breach of Sections 6 through 9 hereof. If the Employment Period is terminated for any of the foregoing reasons, the Severance Payment shall be reduced by fifty percent (50%) of the amount of any compensation Executive receives in respect of any other employment during the Severance Period or the Change of Control Severance Period. Upon request from time to time, Executive shall furnish the Company with a true and complete certificate specifying any such compensation due to or received by him. As a condition to the Company's obligations (if any) to make the Severance Payment pursuant to this Section 5(b), Executive will execute and deliver a general release substantially in the form of Exhibit A attached hereto."

      Clause (iv) of Section 5(h) shall be amended and restated as follows:

    "(v) after a Change of Control Executive (A) is not subsequently offered a comparable position to that of President and Chief Executive Officer with comparable Base Salary, Bonus and Benefits (a `Comparable Position') or (B) is offered and accepts a Comparable Position but, within 12 months of the Change of Control, terminates his employment in such Comparable Position for any of the reasons listed in clauses (i)-(iii) or (v) of this Section 5(h)."

    Effect of Amendment. Except as herein expressly amended, all terms, covenants and provisions of the Original Agreement are and shall remain in full force and effect, and all references therein to the "Agreement" shall henceforth refer to the Original Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Original Agreement.

    Complete Agreement. This Amendment, the Original Agreement and those documents expressly referred to herein and therein embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

    Successors and Assigns. This Amendment is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

    Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

    Amendment and Waiver. The provisions of this Amendment or the Original Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Amendment or the Original Agreement.

The undersigned have executed this Amendment No. 1 to Employment Agreement as of August 21, 2003.

THERMA-WAVE, INC. By: /s/ Papken Der Torossian Name: Papken Der Torossian Title: Chairman of the Board of Directors
/s/ Boris Lipkin Boris Lipkin